CONSENT OF GEOFFREY S. CARTER

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the “NI 43-101 Technical Review and Evaluation of the Exploration Potential of the Roca Honda Project, New Mexico, USA” dated February 15, 2016 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(ii)

the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-205182 and 333-194900), and any amendments thereto (the “S-8s”);

(iii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form F-4 Registration Statement, as amended (File No. 333-203996) (the “F- 4”); and

(iv)	the use of my name in the 10-K, the S-8s and the F-4.

/s/ Geoffrey S. Carter
Geoffrey S. Carter

Date: March 15, 2016